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                                                                 EXHIBIT 10.19

                                                                  CONFORMED COPY



                                   31 OCTOBER 1994



                            SQL SYSTEMS INTERNATIONAL PLC


                             SQL SYSTEMS INTERNATIONAL BV


                                   TSW (UK) LIMITED

                                THE SYSTEM WORKS, INC.



                           --------------------------------

                                      AGREEMENT
                            FOR THE SALE AND PURCHASE OF
                                   THE BUSINESS OF
                            SQL SYSTEMS INTERNATIONAL PLC

                           --------------------------------




                                     FRESHFIELDS

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THIS AGREEMENT is made on 31 October 1994+

BETWEEN:

(1) SQL SYSTEMS INTERNATIONAL PLC whose registered office is at Almners Priory, Almners Road, Lyne, Chertsey, Surrey KT16 OBH (the VENDOR)

(2) SQL SYSTEMS INTERNATIONAL BV whose registered office is at Tielweg 3, 2803 PK Gouda, Netherlands (the PARENT COMPANY)

(3) TSW (UK) LIMITED whose registered office is at Rolls House, 7 Rolls Building, Fetter Lane, London EC4A INH (the PURCHASER)

(4) THE SYSTEM WORKS, INC whose registered office is at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339 (the PURCHASER PARENT COMPANY)

WHEREAS:

(A) The Vendor has agreed to sell the Business (as defined below) to the Purchaser for the consideration and upon the terms set out in this Agreement.

(B) The Vendor has made representations to the Purchaser in the terms of the undertakings and warranties set out in Schedule 2 with the intention that the Purchaser should rely upon such representations in entering into this Agreement.

(C) The Parent Company has agreed, in consideration of the Purchaser entering into this Agreement, to guarantee the performance by the Vendor of its obligations hereunder upon the terms set out in clause 16 of this Agreement and to dispose of to the Purchaser its interest in the Business IPR and the Rapier IPR.


NOW IT IS AGREED as follows:

DEFINITIONS

1.1 In this Agreement unless the context otherwise requires:

ACCOUNTS DATE means 31 December 1993;

ADDITIONAL CONSIDERATION has the meaning attributed to it in clause 2.5;

ASSUMED CONTRACTS means the Contracts listed in Part C of Schedule 1;

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ASSUMED LIABILITIES means the Liabilities listed in Part D of Schedule 1 and any trade credit of the type assumed by the Purchaser which in the Purchaser's reasonable opinion arose in the ordinary course of the Business relating to the calendar quarter ending on the Transfer Date;

BUSINESS means the business carried on by the Vendor (including through its interests in the Subsidiary in the development, licensing, maintenance, support and sale of computer software);

BUSINESS ASSETS means all the undertaking and assets of the Vendor insofar as they relate to the Business (other than the Excluded Assets);

BUSINESS CLAIMS means the benefit of all rights and claims of the Vendor arising out of or in connection with the Business other than claims relating to taxation;

BUSINESS DAY means a day (other than a Saturday) when banks are open for the transaction of normal banking business in London.

BUSINESS IPR means all existing Intellectual Property Rights owned by the Vendor or, to the extent of Intellectual Property Rights which are used in or relate to or have been created for use in whole or in part in the Business, owned by the Parent Company;

CLAIM means any claim for breach of a Warranty or for breach of the IP
Indemnity;

COMPLETION means completion of the sale and purchase of the Business in accordance with clause 3;

CONTRACTS means all contracts, engagements, licences, guarantees and other commitments relating to the Business (including Intellectual Property Licences and any finance and/or equipment leases) which have been entered into or undertaken by or on behalf of the Vendor in the course of the Business;

EMPLOYEES means the employees of the Vendor listed in Schedule 6;

EXCLUDED ASSETS means the assets excluded from the sale and purchase pursuant to this Agreement, being those more specifically detailed in Part B of Schedule 1;

EXCLUDED LIABILITIES means all Liabilities other than those listed in Part D of
Schedule 1;

GOODWILL means the goodwill of the Vendor in relation to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor;




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HOLDING COMPANY AND SUBSIDIARY shall have the meanings attributed to them in sections 736 and 736A of the Companies Act 1985;

INFORMATION TECHNOLOGY SYSTEMS means the computer and data processing systems including all dedicated power supplies, printing facilities and network cabling together with any bureau, disaster recovery or facilities management arrangements relating thereto used in or relating to the Business;

INTELLECTUAL PROPERTY LICENCES means all existing agreements or arrangements between the Vendor and the Parent Company and third parties insofar as they relate to Intellectual Property Rights which are used in or relate to or have been created for use in whole or in part in the Business;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software and the Proprietary Software and data bases), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

IPR ASSIGNMENT means the assignment of all Intellectual Property Rights relating to the Business including but not limited to the Business IPR in the agreed form between the Vendor, the Parent Company, the Purchaser and the Purchaser Parent Company;


IP INDEMNITY means the Indemnity contained in clause 10.5;

LIABILITIES means amounts owed by and liabilities (both ascertained and contingent including future obligations under finance leases) of the Vendor in connection with the Business existing at the Transfer Date or at any time thereafter but excluding tax liabilities arising in respect of any profits accruing or transactions or circumstances occurring up to the Transfer Date.

PLANT AND EQUIPMENT means all plant, machinery, motor vehicles, furniture, tools and equipment owned by the Vendor and used in the Business (for the avoidance of doubt, excluding for this purpose plant and machinery which are the subject of finance and/or equipment leases and included in the term CONTRACTS);

PROPERTIES means the leasehold properties of the Vendor at Britannia Wharf, Monument Road, Woking, Surrey described in Schedule 4;

PROPERTY WARRANTIES means the representations and warranties set out in Part B of Schedule 2;

PROPRIETARY SOFTWARE means the computer software listed in the Disclosure Letter and all computer software developed in the course of carrying on the Business or used in connection with the Business and in respect of which any Intellectual


                                                                         Page 3

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Property Rights therein have been assigned to one or more members of the
Vendor's Group in writing.

PURCHASER'S GROUP means the Purchaser, any holding company of the Purchaser and any subsidiary of the Purchaser or any such holding company from time to time;

RMS means Resource Management Systems Limited;

RMS/PARENT COMPANY INDEMNITY CLAIM means a claim by the Purchaser under clause
10.5 as a result of the use or possession of the Proprietary Software by the Purchaser or any third party licensed to use or possess the Proprietary Software by the Vendor, its Parent Company, the Purchaser or any of its successors in title infringing or allegedly infringing any Intellectual Property Rights in the Proprietary Software owned or held by RMS or the Parent Company or any of their respective successors or predecessors in title;

RAPIER IPR means the computer software assigned to the Parent Company by Resource Management Systems Limited on 28 November 1988 and all enhancements and updates thereof belonging to the Parent Company;

REGISTERED RIGHTS means, in relation to any jurisdiction, any Intellectual Property Rights which are the subject of registration (or application for registration) with any competent authority in that jurisdiction;

SECURITY INTEREST means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

STAMP DUTY AGREEMENT means the stamp duty agreement in the agreed form between the Vendor, the Parent Company, the Purchaser and the Purchaser Parent Company;

SUBSIDIARY means SQL Systems International Pty Limited, a company incorporated in Australia details of which are set out in Part A of Schedule 1;

TAXES ACT means the Income and Corporation Taxes Act 1988;

TAX WARRANTIES means the representations and warranties set out in Part C of
Schedule 2;

TRADE MARK ASSIGNMENT means the assignment of trade marks in the agreed form between the Vendor and the Purchaser;

TRANSFER DATE means the date of Completion;


                                                                         Page 4

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VENDOR'S GROUP means the Vendor, any holding company from time to time of the
Vendor and any subsidiary from time to time of the Vendor or any such holding company;

WARRANTIES means the representations and warranties set out in Schedule 2.

1.2 In this Agreement:

(a) references to PERSONS shall include individuals, bodies corporate (wherever incorporated), incorporated associated and partnerships;

(b) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an ENACTMENT is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment;

(d) any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE VENDOR or SO FAR AS THE VENDOR IS AWARE or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed to include the knowledge of each director of the Vendor; any statement qualified by the expression to THE ACTUAL KNOWLEDGE OF THE VENDOR shall be deemed to include an additional statement that it has been made after no express enquiry and shall be deemed to include the knowledge of Ivor Lewis;

(e) any reference to a document IN THE AGREED FORM is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchaser);

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

AGREEMENT TO SELL AND PRICE

2.1 The Vendor as beneficial owner shall sell and the Purchaser shall purchase the Business as a going concern and with effect from the opening of business on the Transfer Date, including the following Business Assets:

(a) (subject to the provisions of Schedule 4) the Properties;

(b) the Plant and Machinery;


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(c) the petty cash, raw materials, stocks, work-in-progress and finished products of the Business;

(d) the Business IPR;

(e) the benefit (subject to the burden) of all Assumed Contracts;

(f) the benefit of all Business Claims; and

(g) the Goodwill.

2.2 The Parent Company as beneficial owner shall sell and the Purchaser shall purchase, with effect from the opening of business on the Transfer Date the Rapier IPR and any other Business IPR owned by the Parent Company.

2.3 The Vendor shall sell and the Purchaser Parent Company shall purchase, with effect from close of business on the Transfer Date the shares of the Vendor in the Subsidiary (together with all rights attaching to them including any dividend or other distribution declared or paid on or after the date hereof).

2.4 For the avoidance of doubt it is agreed that the said sale and purchase shall not include and nothing in this Agreement shall operate to transfer the Excluded Assets.

2.5 In consideration for the sale and transfer by the Vendor of the Business Assets, the Purchaser shall:

(a) pay to the Vendor and the Parent company, subject always to clause 13.2, additional consideration (the ADDITIONAL CONSIDERATION) in respect of the Business IPR and Rapier IPR at the time and on the bases set out in
    Schedule 5 such Additional Consideration to be payable as to 65% to the Vendor and 35% to the Parent Company;

(b) assume responsibility for the satisfaction of all the Assumed Liabilities (excluding any liabilities for which the Vendor is expressly to remain liable under this Agreement) and the Purchaser shall indemnify the Vendor against all proceedings, claims and demands in respect of such Liabilities;

(c) pay to the Vendor, as advance payments of Additional Consideration, L20,000 on or before the third day following Completion and L50,000 on 1 December 1994. The Purchaser shall be entitled to offset such advance payments against any amounts of Additional Consideration payable after the date of this Agreement as and when such amounts become due and to make the appropriate deductions from such amounts.

2.6 The apportionment of the consideration referred to in clause 2.5 as between the respective Business Assets shall be as set out in Schedule 5.


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2.7 In consideration for the sale and transfer by the Vendor of the shares in the Subsidiary, the Purchaser Parent Company shall pay the Vendor the sum of L43, the receipt of which is hereby acknowledged.

2.8 The Purchaser may, in its absolute discretion, within 14 days of Completion elect to issue loan notes to the Vendor and/or the Parent Company in satisfaction of all or part of the Additional Consideration on terms to be mutually agreed between the Purchaser and/or the Vendor (as the case may be) reflecting the calculation of payment terms set out in Schedule 3 (PROVIDED that if the terms of the Loan Notes are not so mutually agreed within a further 7 days of such election, the election shall lapse).

COMPLETION

3.1 The sale and purchase shall be completed at Business Centre Schiphol, Schiphol Airport, Amsterdam immediately after the signing of this Agreement when the events detailed in the remainder of this clause 3 shall take place.

3.2 On Completion, the Vendor shall cause Messrs Daniel Robert Chapchal and George Anthony Waddington to resign as directors of the Subsidiary and to be delivered or made available to the Purchaser:

(a) such documents as the Purchaser may reasonably require to complete the sale and purchase of the Business Assets (including, without limitation an Assignment in respect of the Registered Rights in the form of the agreed draft) together with all deeds and documents of title relating thereto;

(b) a letter from Barclays Bank plc confirming that its existing charge will be released on discharge of amounts due.

(c) possession of the Property and of the other tangible Business Assets hereby agreed to be sold including:

    (i) all lists of customers, books of account and records relating to the Business (but not those relating to the general affairs of the Vendor or to any assets of the Vendor not being sold to the Purchaser save that, insofar as such excluded lists, books and records shall relate to the Business and be reasonably required by the Purchaser, the Purchaser shall have the right to examine the same at all reasonable times and to make copies thereof and to take extracts therefrom); and

    (ii) all the designs and drawings, plans, manufacturing data, technical and sales publications, advertising material and other technical and sales matter of the Vendor in relation to the Business together with any plates, blocks, negatives and other like material relating to the Business;


                                                                         Page 7


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(d) share transfer forms (together with the relative share certificates) duly executed by the Vendor and/or its nominees in favour of the Purchaser Parent Company or its nominee in respect of the shares of the Vendor in the Subsidiary;

(e) originals of the Deed of Confirmation and the Trade Mark Assignment duly executed by the Vendor; and

(f) originals of the Stamp Duty Agreement and the IPR Assignment duly executed by the Vendor and the Parent Company.

3.3 On Completion, the Purchaser shall cause to be delivered or made available to the Vendor;

(a) counterpart originals of the Deed of Confirmation and the Trade Mark Assignment duly executed by the Purchaser and the Purchaser Parent Company; and

(b) counterpart originals of the IPR Assignment and the Stamp Duty Agreement duly executed by the Vendor and the Parent Company.

3.4 On Completion the Purchaser shall procure that there shall be paid to Barclays Bank plc (the BANK) sufficient funds to discharge the Vendor's overdraft (including uncleared items) (up to an aggregate of L250,000 and any additional amount drawn down to discharge what would have otherwise have been an Assumed Liability) with the Bank and thereafter the Parties shall use their reasonable endeavours to procure that the Bank will release its existing charge over certain of the Business Assets and the Parent Company's guarantee and that of Gable CAD UK Limited of the liabilities of the Vendor to the Bank.


TITLE AND SUPPLEMENTARY PROVISIONS

4.1 Beneficial ownership and risk in respect of the Business Assets (other than the Properties) shall pass to the Purchaser on Completion. Title to all Business Assets which are capable of transfer by delivery shall pass on delivery and such delivery shall be deemed to take place at the Properties on Completion. Subject to the provisions of clauses 4.2 and 4.3, the Vendor shall be a trustee for the Purchaser in respect of all the Business Assets until the same shall have been actually delivered and/or, in the case of Business Assets not capable of transfer by delivery, formally transferred or assigned to the Purchaser.

4.2 Insofar as the Business Assets comprise the benefit of Business Claims and the benefit (subject to the burden) of Assumed Contracts which cannot effectively be assigned or transferred by the Vendor to the Purchaser except by agreements of novation or without obtaining a consent, an approval, a waiver or the like from a third party (CONSENTS):


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(a) the Vendor shall (upon the request of the Purchaser) take all reasonable steps to procure that such Assumed Contracts are novated or the necessary Consents obtained and the Purchaser shall co-operate with the Vendor for such purpose;

(b) unless or until any such Assumed Contract is so novated or assigned or any necessary Consent is obtained, the Vendor shall receive and hold the benefit of the relevant Assumed Contract or Business Claim as agent for the Purchaser and shall accordingly pay to the Purchaser promptly upon receipt any sums received by it under any such Assumed Contract or pursuant to any such Business Claim;

(c) the Purchaser shall (at the Purchaser's cost) assist the Vendor to perform all the obligations of the Vendor under any such Assumed Contracts and indemnify the Vendor on an after-tax basis against all liability (and all costs reasonably incurred by the Vendor) arising in connection with any such Assumed Contracts;

(d) in the case of Intellectual Property Licences, the Vendor and the Purchaser shall (where necessary) have discussions with a view to establishing by mutual agreement (and the agreement of relevant third parties) the identity of those Intellectual Property Licences where a sub-licence is to be granted and/or those where a further licence is to be granted to the Purchaser and/or those which are to be novated or otherwise assigned (subject, where appropriate, to existing licences) to the Purchaser.

No effect shall, however, be given to sub-paragraphs (b) and (c) above if there is a material risk that the relevant Assumed Contract would be treated as repudiated by the third party or if the Vendor would be in breach of its obligations to any third party under any such Assumed Contract if effect were given thereto. If any necessary Consent is not obtained within six (6) months after Completion or is refused and the procedure set out in this clause 4.2 does not enable the full benefit of any Assumed Contract to be enjoyed by the Purchaser after Completion, the parties shall use all reasonable endeavours to achieve an alternative solution pursuant to which the Purchaser shall both receive the full benefits of that Assumed Contract and assume the associated obligations.

4.3 The Vendor shall with all due diligence execute such other documents and take such other steps as may reasonably be required by the Purchaser to vest the title to the Business Assets in the Purchaser and to give effect to this Agreement. The Vendor hereby irrevocably, and by way of security for the performance of its obligations under this Agreement, appoints the Purchaser as its attorney to execute in its name and on its behalf all documents as may reasonably be required by the Purchaser to vest the title to the Business Assets in the Purchaser and in particular, but without limitation, to endorse in favour of


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the Purchaser any cheques or bankers' drafts made out in favour of the Vendor and received by the Purchaser.

PROPERTIES

5. The provisions of Schedule 4 shall apply to the assignment of the Properties.

POST-COMPLETION UNDERTAKINGS

6.  Following Completion, the Vendor undertakes to the Purchaser:

(a) to procure that, within 30 days after Completion, the name of the Vendor and any other member of the Vendor's Group shall be changed so as to omit the initials "SQL" or any confusingly similar initials or name and, following such change or changes of name, the Vendor shall, and shall procure that, all other members of the Vendor's Group, are not incorporated with, or undergo a change of name to, a name that includes the initials "SQL" or any confusing similar initials or name;

(b) to procure that, as soon as reasonably practicable after Completion and in any event within 30 days afterwards, the Vendor's Group shall cease in any manner whatsoever (including but not limited to use on or in connection with:

    (i) any completed goods or parts thereof held in stock by the Vendor to which any such marks, names, designs or logos have already been applied on or prior to the date of Completion or any goods of the type manufactured by the Vendor and which relate to the Business;

    (ii) any remaining stocks of labelling, packaging (including containers) advertising material, brochures, catalogues or other items of sales literature to which any such marks, names, designs or logos have already been applied on or prior to the date of Completion; and

    (iii)any signs currently in place on any building or property owned or used by the Vendor in relation to the Business immediately prior to the date of Completion and on any letterhead or item to which any such marks, names, designs or logos have already been applied on or prior to the date of Completion;)

    to use to display any trade or service marks, trade or service names, registered designs or logos used or intended to be used in relation to or held by the Business or any confusingly similar mark, design, name or logo (whether registered or unregistered).



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EMPLOYEES

7.1 The parties acknowledge and agree that the sale of the Business from the Vendor to the Purchaser is a RELEVANT TRANSFER within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the EMPLOYMENT REGULATIONS).

7.2 All amounts (other than amounts comprised in Assumed Liabilities) payable to or in relation to the Employees by the Vendor, including but not limited to wages and salaries, in respect of the period to the close of business on the Transfer Date shall be discharged by the Vendor and the Vendor shall indemnity the Purchaser against any costs, claims, liabilities and expenses arising out of or in connection with such amounts. All necessary apportionments shall be made to give effect to this clause.

7.3 The Vendor shall indemnity the Purchaser against any costs, claims, liabilities and expenses which are attributable to any act or omission by the Vendor prior to the close of business on the Transfer Date in respect of any of the Vendor's obligations or duties (in either case, whether arising under common law, statute, custom or otherwise) to or in relation to any of its employees or former employees (including but not limited to any liability arising out of the termination or dismissal of any employee or former employee) and which the Purchaser may incur or suffer as a result of the Purchaser succeeding to the Vendor pursuant to the Employment Regulations or otherwise howsoever in relation to the contracts of employment of employees or former employees or any of them.

7.4 If any contract of employment of a person who is not an Employee (other than John Connell and Frank Burns) has effect as if originally made between the Purchaser and such person, then:

(a) the Purchaser may, within 3 months of becoming aware of such contract having effect as if originally made by the Purchaser, give notice to such person to terminate such contract; and

(b) the Vendor shall indemnity the Purchaser from and against any costs, claims, charges, expenses, demands or liabilities arising out of or in connection with such termination and from and against any sums payable to or in relation to such person under his contract of employment from Completion to the date of such termination.

7.5 The Purchaser shall indemnity the Vendor from all liabilities, claims and demands made against the Vendor arising from:

(a) any substantial change in the working conditions of the Employees or any of them occurring on or after the Transfer Date; and


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

(b) the change of employer occurring by virtue of the Employment Regulations and this Agreement being significant and detrimental to any of the Employees; and

(c) the employment by the Purchaser after Completion of any of the Employees other than on terms at least as good as those set out in the Schedule of Employees or otherwise detailed in the Disclosure Letter or the termination of the employment of any of them after Completion; or

(d) any breach by the Purchaser after the opening of business on the Transfer Date of any of the Purchaser's obligations or duties (in either case whether arising under the Agreement, common law, statute, custom or otherwise) to any of the Employees (including, but not limited to any liability arising out of the termination or dismissal of any Employee).

VAT

8.1 The parties shall use all reasonable efforts to ensure that the transfer of the Business and the Business Assets is treated as a transfer of a business as a going concern for the purposes of section 49 of the Value Added Tax Act 1994 and article 5 of The Value Added Tax (Special Provisions) Order 1992, including the making by the Purchaser of any election to waive exemption that may be required for this purpose. If it is not so treated, the Purchaser shall pay VAT pursuant to a VAT invoice to be submitted by the Vendor.

8.2 The Vendor shall deliver to the Purchaser at Completion all the records of the Business for value added tax purposes which are required by section 49(1)(b) of the Value Added Tax Act 1994 to be preserved by the Purchaser.


8.3 In the event that H.M. Customs and Excise determine that Value Added Tax is chargeable on the sale of the Business and Business Assets hereunder or any of them then the Vendor shall immediately notify the Purchaser of such determination and the Purchaser agrees to pay such Value Added Tax (against receipt of a tax invoice in respect thereof) seven Business Days after the date upon which the Purchaser obtains credit for or repayment of such Value Added Tax.


8.4 All amounts payable under clause 2.5 shall be exclusive of Value Added Tax.


PRE-TRANSFER LIABILITIES

9.1 Nothing in this Agreement shall make the Purchaser assume any liability for:


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

(a) any indebtedness or other liability of the Vendor outstanding at the opening of business on the Transfer Date other than Assumed Liabilities or under the Assumed Contracts; or


(b) any breach of contract, negligence, breach of duty or other circumstance giving rise to liability to any third party which is attributable to any act, neglect or default of the Vendor in the course of the Business prior to the close of business on the Transfer Date other than Assumed Liabilities and under the Assumed Contracts, and the Vendor shall indemnify and hold the Purchaser harmless against any liability, other than Assumed Liabilities or under the Assumed Contracts, which the Purchaser may incur in respect of any such indebtedness or liability or as a result of any such act, neglect or default (and all costs reasonably incurred by the Purchaser in connection therewith). The limitations set out in clause 13 shall not apply to any claim under the indemnity contained in this clause 9.

WARRANTIES

10.1 The Vendor represents and warrants to the Purchaser in terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties are subject to the matters fairly disclosed in the Disclosure Letter.

10.2 The Vendor agrees to waive the benefit of all rights (if any) which the Vendor may have against any Employee on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Vendor undertakes not to make any claim in respect of such reliance.

10.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

10.4 The rights and remedies of the Purchaser and the Vendor in respect of this Agreement shall not be affected by (i) Completion, (ii) without prejudice to the Vendor's rights under clause 18, any investigation made into the affairs of the Vendor or the Business or any knowledge held or gained of any such affairs by or on behalf of the Purchaser (except for matters fairly and reasonably disclosed in the Disclosure Letter) or (iii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

10.5 The Vendor and its Parent Company shall fully indemnity and keep indemnified the Purchaser against all claims, demands, actions, costs, expenses (including but not limited to reasonable legal costs and disbursements on a solicitor and client basis) losses and damages arising from or incurred by reason of


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

any infringement or alleged infringement (including but not limited to the defence of such infringement or alleged infringement) of any Intellectual Property Rights in the Proprietary Software by the use or possession of the Proprietary Software by the Purchaser or any third party licensed to use or possess the Proprietary Software by the Vendor, its Parent Company, the Purchaser or any of its successors-in-title.

10.6 The Parent Company undertakes that it will not, prior to the second anniversary of this Agreement, sell its shareholding in the Vendor or take any steps to have the Vendor struck off the Register of Companies or to wind-up the Vendor.


POST TRANSFER LIABILITIES

11. Except to the extent expressly provided otherwise nothing in this Agreement shall make the Vendor liable for: --

(a) any indebtedness or other liability to the extent that it arises in respect of the carrying on of the Business after the close of business on the Transfer Date except where the same arises directly or indirectly out of a breach of any of the Warranties; or

(b)      any indebtedness or other liability in respect of the Assumed
         Liabilities; or

(c) any breach of contract, negligence, breach of duty or other circumstance giving rise to liability to any third party to the extent that liability is in part thereof is attributable to any act neglect or default of the Purchaser in the course of the Business after the close of business on the Transfer Date;

and the Purchaser hereby undertakes to pay all debts and liabilities of and to observe and perform all obligations relating to the Business except where the same arises directly or indirectly out of a breach of any of the Warranties incurred after the close of business on the Transfer Date or relating to the Assumed Liabilities and the Purchaser shall indemnify and hold the Vendor harmless against any liability which the Vendor may incur in respect of any such indebtedness or liability or as a result of any such act neglect or default (and all costs reasonably incurred by the Vendor in connection therewith).


TAX ON PAYMENTS

12. If any tax authority brings into charge to tax any sum paid to the Purchaser in respect of any Claim or any sum paid to the Vendor pursuant to Clause 10 (including in circumstances where any relief is available in respect of such charge to tax), then the Vendor or, as the case may be, the Purchaser shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under the Claim.

LIMITATIONS ON CLAIMS

13.1     The Vendor shall not be liable for any Claim:

(a) unless it receives from the Purchaser written notice containing details of the Claim including the Purchaser's estimate (on a without prejudice basis) of the amount of such Claim on or before the second anniversary of Completion; and

(b) unless the aggregate amount of the liability of the Vendor for all Claims exceeds L25,000 (in which event the Purchaser shall be entitled to claim the whole of the amount thereof and not merely the excess).

13.2 The aggregate amount of the liability of the Vendor for all Claims shall not exceed the lesser of L2,000,000 and the amount of Additional Consideration already paid to the Vendor at the time at which a Claim would otherwise be payable hereunder (and not already repaid to the Purchaser under this Clause 13.2) provided that the Purchaser shall be entitled to reduce the amount of Additional Consideration subsequently payable by it by the amount of any Claim for which the Vendor would, were it not for the limitations in this Clause 13.2, be liable, subject to a maximum reduction of L2,000,000 less the amount of any Claim actually paid by the Vendor to the Purchaser.

13.3 The figure of L2,000,000 in clause 13.2 will, in each place that it occurs, be increased by the amount of any RMS/Parent Company Claim(s) for which the Vendor is liable provided that it shall not be increased to above L4,000,000.

13.4 The Vendor shall not be liable for any Claim in the case of a Claim in respect of a breach of the Warranties, if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly disclosed in the Disclosure Letter.

13.5 If the Purchaser becomes aware that any claim has been made by a third party after Completion which is likely to result in the Purchaser being entitled to make a Claim against the Vendor in respect of a breach of any Warranty the Purchaser shall give notice of such claim to the Vendor as soon as reasonably practicable and if the Claim in question is as a result of or in connection with a liability to or a claim by a third party the Purchaser if so required by the Vendor by notice in writing shall make available to the Vendor or its advisers all such information and access to such of its personnel as it may reasonably require relating to any such liability or claim and to take such action to avoid, dispute, resist, appeal, compromise or contest such liability or claim as may be reasonably and properly requested by the Vendor but at the Vendor's expense and provided that the Vendor shall indemnify the Purchaser against and in respect of the costs and expenses of any such action.

13.6     Notwithstanding anything contained in this Agreement: --

(a) if, in respect of any matter which would give rise to a breach of any of the Warranties, the Company or the Subsidiary would have been entitled had the policies of insurance of the Business current at Completion or policies providing equivalent cover thereto (together THE COMPLETION POLICIES) been maintained in force, then unless coverage equivalent to that comprised in the Completion Policies cannot be obtained by the Purchaser at an equivalent premium for periods after Completion the amount which could reasonably be expected to have been received had the sale hereunder not occurred and had the Completion Policies been maintained in force shall reduce pro tanto or extinguish the Claim for a breach of the relevant Warranty;

(b) no Claim shall be made where such Claim would not have arisen but for a voluntary act or transaction which could reasonably have been avoided (other than to ensure compliance in contractual, legal or regulatory obligations) carried out by the Purchaser (or persons deriving title from it) after the date hereof otherwise than in the ordinary course of business and which the Purchaser was aware could give rise to a Claim;

(c) in the event of any Claim it shall be open to the Vendor to reduce the amount of such Claim by the amount by which at the date of such Claim the aggregate of the Assumed Liabilities has been discharged or satisfied below the aggregate amount attributed thereto in Schedule 1 and any costs incurred in computing the amount of any such reduction shall be borne by the Vendor;

(d) the Vendor shall not be liable in respect of any breach of the Warranties if such breach would not have arisen but for a change in legislation after the date hereof (whether relating to taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the Inland Revenue and whether or not such change purports to be effective retrospectively in whole or in part.

RESTRICTIONS ON VENDOR

14.1 Neither the Parent Company nor the Vendor shall (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5 percent, in nominal value of the securities of that class) be interested in any Competing Business during a period of 2 years after Completion. For this purpose, COMPETING BUSINESS means a business which is carried on in competition with the Business wholly or partly within the area in which the Business is carried on as at Completion.

14.2 The Parent Company and the Vendor shall not (and shall procure that each other member of the Vendor's Group shall not) within a period of 1 year after Completion, directly or indirectly, solicit or endeavour to entice away from the Purchaser, or, without the consent of the Purchaser, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed in skilled or managerial work in the Business at any time during the 1 year prior to Completion.

14.3 Except so far as may be required by law and in such circumstances only after prior consultation with the Purchaser, the Vendor shall not (and shall procure that each other member of the Vendor's Group shall not) at any time disclose to any person or use to the detriment of the Business any trade secret or other confidential information of a technical character which it holds in relation to the Business.

14.4 The Vendor acknowledges and agrees that the duration, extent and application of the respective restrictions in clauses 14.1, 14.2 and 14.3 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as nay be necessary to make it valid and effective.

AVAILABILITY OF INFORMATION

15. The Vendor and the Purchaser shall make available to the other free of charge upon written request all information which the other may reasonably require relating to the Business and the Business Assets.


PARENT COMPANY GUARANTEE

16.1 In consideration of the Purchaser entering into and acting in accordance with this Agreement, the Parent Company (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Vendor of all its obligations under or pursuant to this Agreement.

16.2 The Parent Company's liability hereunder shall not be discharged or impaired by any act or omission or any other events or circumstances whatsoever (whether or not known to the Vendor, the Purchaser or the Parent Company) which would or might (but for this clause) operate to impair or discharge the Parent Company's liability hereunder including, but without limitation:

(a) any release of, or granting of time (or any other indulgence) to, the Vendor or any other person; or

(b) the existence, validity, taking or renewal of any other security, right or remedy taken by the Purchaser in relation to this Agreement or any enforcement of, neglect to perfect, failure to enforce or release or waiver any such security, right or remedy; or

(c) any amendment to or variation of this Agreement or any security relating thereto or any assignment of this guarantee or any such security; or

(d) any legal limitation, disability, incapacity or other circumstance relating to the Vendor, the Purchaser, the Parent Company or any other person; or

(e) any change in the name or constitution of the Parent Company (or its successors or assigns) or its absorption by or amalgamation with any other undertaking; or

(f) any irregularity, unenforceability or invalidity of any obligation of the Vendor, the Purchaser or any other person under or pursuant to this Agreement so that the obligations of the Parent Company hereunder will remain in full force and effect and this guarantee will be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

16.3 This guarantee is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the Vendor under or arising out of (or in connection with) this Agreement have been fully performed or discharged.

16.4 Any release, compromise or discharge of the obligations of the Parent Company shall be deemed to be made subject to the condition that it will be void if any payment or security which may be or has been received by the Purchaser is set aside or proves invalid for whatever reason.

16.5 As a separate, continuing and primary obligation, the Parent Company undertakes to indemnify the Purchaser on demand against all losses, claims or costs suffered or incurred by the Purchaser while acting in good faith should any amounts which would otherwise be due under this Agreement not be recoverable for any reason whatsoever including (but not limited to) the Agreement being or becoming void, voidable or unenforceable.

16.6 The Parent Company hereby waives any right it may have of first requiring the Purchaser to proceed against, or enforce any right against, the Vendor or any other person and, until all obligations and liabilities of the

Vendor have been performed or discharged in full, the Parent Company shall not:

(a) be entitled to, and shall not, claim in competition with the Vendor in any liquidation, administration, receivership (including administrative receivership) or winding-up or as part of any composition of creditors or scheme of arrangement in relation to the Vendor or any part of its assets; or

(b) claim, receive or have the benefit of any payment or distribution from, or on account of, the Vendor or exercise any counterclaim, right of set-off or lien against the Vendor or claim the benefit of any security held by the Vendor so that the Vendor shall be entitled to apply any such security as it considers fit; or

(c) exercise any other right or remedy in respect of any amount paid by the Parent Company pursuant to this guarantee.

16.7 Any amount payable hereunder shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Parent Company shall pay to the Purchaser an additional amount so that the net amount received by the Purchaser will equal the full amount which the Purchaser would have received had no such deduction or withholding been made.

PURCHASER PARENT COMPANY GUARANTEE

17.1 In consideration of the Vendor entering into and acting in accordance with this Agreement, the Purchaser Parent Company (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Purchaser of all its obligations under or pursuant to this Agreement.

17.2 The Purchaser Parent Company's liability hereunder shall not be discharged or impaired by any act or omission or any other events or circumstances whatsoever (whether or not known to the Vendor, the Purchaser, the Parent Company or the Purchaser Parent Company) which would or might but for this clause) operate to impair or discharge the Purchaser Parent Company's liability hereunder including, but without limitation:

(a) any release of, or granting of time (or any other indulgence) to, the Purchaser or any other person; or

(b) the existence, validity, taking or renewal of any other security, right or remedy taken by the Vendor in relation to this Agreement or any enforcement of, neglect to perfect, failure to enforce or release or waiver any such security, right or remedy; or

(c) any amendment to or variation of this Agreement or any security relating thereto or any assignment of this guarantee or any such security; or

(d) any legal limitation, disability, incapacity or other circumstance relating to the Vendor, the Purchaser, the Parent Company, the Purchaser Parent Company or any other person; or

(e) any change in the name or constitution of the Purchaser Parent Company (or its successors or assigns) or its absorption by or amalgamation with any other undertaking; or

(f) any irregularity, unenforceability or invalidity of any obligation of the Vendor, the Purchaser or any other person under or pursuant to this Agreement so that the obligations of the Purchaser Parent Company hereunder will remain in full force and effect and this guarantee will be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

17.3 This guarantee is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the Purchaser under or arising out of (or in connection with) this Agreement have been fully performed or discharged.

17.4 Any release, compromise or discharge of the obligations of the Purchaser Parent Company shall be deemed to be made subject to the condition that it will be void if any payment or security which may be or has been received by the Vendor is set aside or proves invalid for whatever reason.

17.5 As a separate, continuing and primary obligation, the Purchaser Parent Company undertakes to indemnify the Vendor on demand against all losses, claims or costs suffered or incurred by the Vendor while acting in good faith should any amounts which would otherwise be due under this Agreement not be recoverable for any reason whatsoever including (but not limited to) the Agreement being or becoming void, voidable or unenforceable.

17.6 The Purchaser Parent Company hereby waives any right it may have of first requiring the Vendor to proceed against, or enforce any right against, the Purchaser or any other person and, until all obligations and liabilities of the Purchaser have been performed or discharged in full, the Purchaser Parent Company shall not:

(a) be entitled to, and shall not, claim in competition with the Vendor in any liquidation, administration, receivership (including administrative receivership) or winding-up or as part of any composition of creditors or scheme of arrangement in relation to the Purchaser or any part of its assets; or

(b) claim, receive or have the benefit of any payment or distribution from, or on account of, the Purchaser or exercise any counterclaim, right of set-off or lien against the Purchaser or claim the benefit of any security held by the Purchaser so that the Purchaser shall be entitled to apply any such security as it considers fit; or

(c) exercise any other right or remedy in respect of any amount paid by the Purchaser Parent Company pursuant to this guarantee.

17.7 Any amount payable hereunder shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Purchaser Parent Company shall pay to the Vendor an additional amount so that the net amount received by the Vendor will equal the full amount which the Purchaser would have received had no such deduction or withholding been made.

PURCHASER'S WARRANTY

18. The Purchaser warrants that at the time of entering into this Agreement, having carefully considered the information provided to it by the Vendor in the course of the negotiations leading up to this Agreement and having carefully considered the Warranties, it has no knowledge of any breach of any of the Warranties. For the purposes of this clause, the Purchaser shall not be deemed to have drawn the conclusion that particular facts known to it constitute a breach of any Warranty unless it has actually drawn that conclusion. The Purchaser further warrants that it has no current intention of making a Claim on the basis of information known to it at the date hereof.

ENTIRE AGREEMENT

19. This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Business. This Agreement supersedes the Letter of Intent dated 19 October, 1994 which shall cease to have any further force or effect and no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not set out or referred to in this Agreement.

ANNOUNCEMENTS

20. No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser without the prior written approval of the other (such approval not to be unreasonably withheld or delayed) during any period prior to or within three (3) months after Completion. This shall not affect any announcement or circular required by law or the rules of any stock exchange.

COSTS

21. Each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

INVALIDITY

22. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

COUNTERPARTS

23. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

RESTRICTIVE TRADE PRACTICES ACT

24. No provision of this Agreement (or of any agreement or arrangement of which this Agreement forms part) by virtue of which this Agreement (or the agreement or arrangement of which it forms part) is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after particulars of this Agreement (or of the agreement or arrangement of which it forms part) shall have been delivered to the Director General of Fair Trading pursuant to section 24 of the Act.

FURTHER ASSURANCE

25.1 The Vendor shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Purchaser may from time to time reasonably require, whether on or after Completion, for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

25.2 The Vendor and Parent shall, on being notified by the Purchaser, join into an election with the Purchaser under section 531(3) of the Income and Corporation Taxes Act 1988.

NOTICES

26.1 Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by (i) fax, or (ii) prepaid recorded delivery or registered post and fax to the address and for the attention of the relevant party set out in clause 26.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a)      in the case of fax, twelve (12) hours after the time of despatch;

(b) in the case of recorded delivery or registered post, forty eight (48) hours from the date of posting.

26.2 The addresses for the parties for the purposes of clause 26.1 are as follows:

VENDOR:

Address:                          Almners Priory, Almners Road, Lyne,
                                  Chertsey, Surrey KT16 OBH

For the attention of:             D. Chapchal

Fax:                                   0932 570 474

PURCHASER:

Address:                          3301 Windy Ridge Parkway
                                  Atlanta, Georgia 30339 U.S.A.

For the attention of:             C. Huffaker

Fax:                                   404 989 4461

PARENT COMPANY:

Address:                          Europoint 10, Marconistraat 029
                                  AK Rotterdam

For the attention of:             D. Chapchal

Fax:                                   31 1820 72888

PURCHASER PARENT COMPANY:

Address:                          3301 Windy Ridge Parkway
                                  Atlanta, Georgia 30339 U.S.A.

For the attention of:             C. Huffaker

Fax:                                   04 989 4461

26.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.


NON-ASSIGNMENT

27. None of the parties shall, without the consent of the other, be entitled to assign the benefit or burden of this Agreement in whole or in part provided that the Vendor and the Parent Company may assign their respective rights to receive the Additional Consideration in whole or in part at the discretion of the Vendor or the Parent Company (as the case may be), but any such assignment shall take effect subject to all the rights of the Purchaser and the Purchaser Parent Company against the Vendor and the Parent Company.


VARIATION

28. No variation of any of the terms of this Agreement (or of any other documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" shall include any variation, supplement, election or replacement however effected.

WAIVER

29.1 Any delay by the Purchaser in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

29.2 The rights and remedies of the Purchaser under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

GOVERNING LAW AND JURISDICTION

30.1 This Agreement shall be governed by and construed in accordance with the laws of England.

30.2 This Agreement shall be binding upon each of the parties hereto and its of his assigns, successor in title or legal personal representatives as the case may be.

30.3 Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England. Each of the parties with an address outside England hereby appoints and agrees at all times to maintain an authorised agent to receive service of process in England on its behalf. Such agent shall be initially the Company Secretary of the Purchaser for the Purchaser Parent Company and the Company Secretary of the Vendor for the Parent Company and each of such parties hereby agrees not to revoke the authority of their respective agents without first appointing a successor agent in England and notifying the other parties to this Agreement of such change of agent.

AS WITNESS Agreement has been signed by or on behalf of the parties the day and year first before written.

SIGNED by D. R. CHAPCHAL              )
for and on behalf of SQL SYSTEMS      )    /s/ D.R.CHAPCHAL
INTERNATIONAL PLC                     )

SIGNED by D. R. CHAPCHAL              )
for and on behalf of SQL SYSTEMS      )    /s/ D.R.CHAPCHAL
INTERNATIONAL BV                      )

SIGNED by CRAIG HUFFAKER              )
for and on behalf of TSW (UK)         )    /s/ C. HUFFAKER
LIMITED                               )

SIGNED by CRAIG HUFFAKER              )
for and on behalf of THE SYSTEM       )    /s/ C. HUFFAKER
WORKS, INC                            )